                                     EXHIBIT 2.1


                            AGREEMENT OF PURCHASE AND SALE

                                  WESTSIDE PAVILION,

                             10800 WEST PICO BOULEVARD,

                               LOS ANGELES, CALIFORNIA

                                    By and Between

                                  WESTPAL L.L.C.,

                       a Delaware limited liability company,

                                       Seller

                                        and

                           MR WESTSIDE LIMITED PARTNERSHIP,

                          a California limited partnership,

                                      Purchaser

                                DATED: March 27, 1998

                                   TABLE OF CONTENTS


                                                                         PAGE

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Sale; Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .  2

3.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . .  3
     3.1    Seller's Deliveries. . . . . . . . . . . . . . . . . . . . .  3
     3.2    Due Diligence. . . . . . . . . . . . . . . . . . . . . . . .  4
     3.3    Title and Survey . . . . . . . . . . . . . . . . . . . . . .  6
     3.4    Tenant Estoppels . . . . . . . . . . . . . . . . . . . . . .  7

4.   Closing; Conditions; Deliveries . . . . . . . . . . . . . . . . . .  9
     4.1    Time, Place and Manner of Closing. . . . . . . . . . . . . .  9
     4.2    Condition to Parties' Obligation to Close. . . . . . . . . .  9
     4.3    Deliveries . . . . . . . . . . . . . . . . . . . . . . . . .  9
     4.4    Permitted Termination. . . . . . . . . . . . . . . . . . . . 11

5.   Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

6.   Seller's Representations, Warranties and Covenants. . . . . . . . . 14
     6.1    Power. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.2    Requisite Action . . . . . . . . . . . . . . . . . . . . . . 14
     6.3    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.4    Validity . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.5    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.6    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.7    Service Contracts. . . . . . . . . . . . . . . . . . . . . . 14
     6.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.9    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.10   Environmental Condition. . . . . . . . . . . . . . . . . . . 15
     6.11   REA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.12   Notices of Violations of Laws. . . . . . . . . . . . . . . . 15
     6.13   Copies of Documents. . . . . . . . . . . . . . . . . . . . . 15
     6.14   Eminent Domain . . . . . . . . . . . . . . . . . . . . . . . 16
     6.15   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.16   Leasing Costs. . . . . . . . . . . . . . . . . . . . . . . . 16
     6.17   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . 16

7.   Purchase As-Is. . . . . . . . . . . . . . . . . . . . . . . . . . . 16

8.   Purchaser's Representations, Warranties and Covenants . . . . . . . 17
     8.1    Power. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

     8.2    Requisite Action . . . . . . . . . . . . . . . . . . . . . . 18
     8.3    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.4    Validity . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.5    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.6    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.7    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . 18

9.   Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

10.  Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

11.  New York Style Closing. . . . . . . . . . . . . . . . . . . . . . . 19

12.  Attorneys' Fees and Costs . . . . . . . . . . . . . . . . . . . . . 19

13.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

14.  Fire or Other Casualty; Condemnation. . . . . . . . . . . . . . . . 20

15.  Operations After Date of This Agreement . . . . . . . . . . . . . . 21

16.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

17.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

18.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     18.1   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 25
     18.2   Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     18.3   Counterpart Execution. . . . . . . . . . . . . . . . . . . . 25
     18.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 25
     18.5   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     18.6   Recordation. . . . . . . . . . . . . . . . . . . . . . . . . 25
     18.7   Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     18.8   Section Headings . . . . . . . . . . . . . . . . . . . . . . 25
     18.9   Further Assurances . . . . . . . . . . . . . . . . . . . . . 26
     18.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . 26
     18.11  Waiver of Trial by Jury. . . . . . . . . . . . . . . . . . . 26
     18.12  Independent Counsel. . . . . . . . . . . . . . . . . . . . . 26
     18.13  Governmental Approvals . . . . . . . . . . . . . . . . . . . 26
     18.14  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     18.15  Discharge and Survival . . . . . . . . . . . . . . . . . . . 26
     18.16  Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . . 27
     18.17  Indemnification. . . . . . . . . . . . . . . . . . . . . . . 27

19.  Exculpation of Seller and Related Parties . . . . . . . . . . . . . 27

20.  Members Consents. . . . . . . . . . . . . . . . . . . . . . . . . . 27

21.  Mutual Cooperation.   . . . . . . . . . . . . . . . . . . . . . . . 28

                            AGREEMENT OF PURCHASE AND SALE
                    (WESTSIDE PAVILION, 10800 WEST PICO BOULEVARD,
                               LOS ANGELES, CALIFORNIA)


     THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this 27th day of March, 1998 by and between WESTPAL L.L.C., a Delaware limited liability company ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention: Howard J. Edelman; facsimile number (312) 541-6738, and MR WESTSIDE LIMITED PARTNERSHIP, a California limited partnership ("Purchaser"), having an address of 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, Attention: Arthur Coppola; facsimile number (310) 395-2791.

                                       RECITALS

     A. Seller is the owner of the parcels of real estate in the City of Los Angeles, County of Los Angeles, State of California, legally described on EXHIBIT A attached hereto and all buildings thereon (the "Real Property", which together with any and all appurtenances thereto is collectively referred to as the "Property"), commonly known as the Westside Pavilion, 10800 West Pico Boulevard, Los Angeles. The Property consists of shopping center buildings containing approximately 527,000 square feet situated on an underlying parcel of approximately 8.81 acres. The Property does not include the Robinson-May Company store and the adjacent parking structure.

     B. Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     AFFILIATE. A person controlling, controlled by or under common control with another person. "Controlling, "controlled," and "control" shall mean the possession of the power to direct the management and policies of a person through the ownership of voting securities.

     CLOSING: The Deed (as defined below) is unconditionally delivered to the Escrow Company and the Purchase Price is paid to the order of Seller.

     CLOSING DATE. Fifteen (15) days after expiration of the Due Diligence Period, or such earlier date as may hereafter be agreed upon by Seller and Purchaser, subject to extension by Purchaser pursuant to SECTION 3.4 of this Agreement.

     DUE DILIGENCE PERIOD. The period commencing two (2) business days after written notice from Seller to Purchaser that the consent of the members of Seller authorizing the sale in accordance with the terms and provisions of this Agreement has been obtained as more fully set forth in Section 20 below (the "Member Consents") and ending forty-five (45) days thereafter.

     ESCROW COMPANY. Chicago Title Insurance Company.

     PURCHASER INDEMNIFIED PARTIES. Purchaser, its partners, and members and their respective directors and officers.

     PURCHASER KNOWLEDGE PERSONS. Arthur Coppola, the President of The Macerich Company, Richard Bayer, Esq., the General Counsel and Secretary of The Macerich Company, and Eric Salo, a Vice President of The Macerich Company.

     TITLE COMPANY. Chicago Title Insurance Company and Ticor Title Insurance Company, as co-insurers, as more particularly described in the Title Commitment (as defined in SECTION 3.3).

2.   SALE; PURCHASE PRICE.

     2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

     2.2 The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be One Hundred Seventy Million Five Hundred Thousand and no/100 Dollars ($170,500,000.00). The Purchase Price shall be payable in the following manner:

          (a) EARNEST MONEY. Purchaser shall, within two (2) business days after receiving written notice from Seller that the Member Consents have been obtained, deposit with the Escrow Company, as escrow agent, the amount of Three Million and 00/100 Dollars ($3,000,000.00) (which sum, together with interest earned thereon while in escrow , is hereinafter called the "Earnest Money"), which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. Should Purchaser fail to timely deposit with the Escrow Holder the Earnest Money, then in such event, Seller may, at its sole election, terminate this Agreement by written notice to Purchaser and the Escrow Company and thereafter this Agreement shall be deemed terminated, all without liability of the parties to each other thereafter. Subject to the terms of this Agreement, including the provisions of Section 17 below, the Earnest Money shall become nonrefundable at the close of business on the last day of the Due Diligence Period, unless this Agreement is terminated prior to the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of EXHIBIT B attached hereto which the parties have executed simultaneously with this Agreement and which shall be delivered by Purchaser to Escrow Company along with the Earnest Money. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

          (b) CASH BALANCE. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Escrow Company in sufficient time in advance for payment to Seller, in accordance with the terms and conditions of this Agreement, which payment must be received by Seller no later than 12:00 noon (Chicago Illinois time) on the Closing Date.

3. CONDITIONS PRECEDENT. In the event any of the conditions set forth in Sections 3.2(b), 3.3, 3.4, or 4.2 through 4.4 inclusive. below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

     3.1 SELLER'S DELIVERIES. Seller has delivered or made available to Purchaser complete copies of the following items which are in Seller's possession:

          (a) all leases, occupancy agreements, and amendments thereto listed on SCHEDULE 1, and referenced in Section 6.6 (collectively, the "Leases");

          (b) all service contracts, equipment leases and other agreements listed on SCHEDULE 2 (collectively, the "Service Contracts");

          (c) copies of the real estate tax bills for the current year and two prior years, if available;

          (d) any existing environmental reports, including any Phase I environmental report;

          (e)  the existing owner's title policy;

          (f)  the existing survey (the "Existing Survey");

          (g) annual operating statements for the Property for the last three calendar years and monthly operating statements for the months in the current year;

          (h) copies of all Lease Proposals (as defined in Section 15(b)) presently outstanding;

          (i) any existing written reports on the physical condition of the Property in Seller's possession;

          (j) all reciprocal easement agreements, supplemental agreements, separate agreements and development agreements, and all amendments to the foregoing, all as listed on Schedule 5 (collectively, the "REA Documents"); and

          (k)  any leasing commission agreements.

     Seller shall provide to Purchaser any existing documents described in this Section 3.1 on or prior to the date of this Agreement and shall promptly deliver to Purchaser those documents first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

     In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

     3.2  DUE DILIGENCE.  From and after the commencement of the Due
Diligence Period, Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

          (a) During the Due Diligence Period, Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence, provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than forty-eight
(48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller, and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to insure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

          (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Property or any other aspect of the Property which Purchaser determines makes the Property unsuitable to Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Property, and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

          (c) Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, which are noted on SCHEDULE 2 as being terminable upon thirty (30) days notice, that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall, at the Closing, be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume those of the Service Contracts which Purchaser has not timely given Seller a notice requesting termination. Purchaser shall assume all Service Contracts not terminable on thirty (30) days notice.

          (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller, which may not be unreasonably withheld, except in the case of groundwater testing, as to which Seller's consent may be withheld in its sole and absolute discretion. All of the requirements for and conditions upon Purchaser's entry on the Property under Section 3.2(a) shall be applicable to entries on the Property to conduct any such inspections, studies and tests permitted under this Section 3.2(d).

          (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is legally required to make such disclosure or required to make such disclosure under the regulations of the New York Stock Exchange, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence.

          (f) Purchaser agrees to indemnify, protect, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (collectively, the "Seller Indemnified Parties") harmless from and against any and all liabilities, claims, losses, damages, costs and expense (including, without limitation reasonable attorneys fees, court costs and litigation expenses) suffered or incurred by any of the Seller Indemnified Parties as a result of or in connection with any activities of Purchaser prior to the Closing (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, and injury to persons or property resulting from such activities in connection therewith. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million and 00/100 ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Seller, Heitman Capital Management Corporation ("HCMC") and Heitman Properties, Ltd. and their respective partners, trustees, beneficiaries, shareholders, members, employees, officers, and directors as additional insured parties. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

          (g) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, (C) the acquisition of the Property by Seller (other than environmental reports, if any), or (D) any prior or current contemplated reorganization of Seller and certain affiliated funds; (ii) communications between Seller and HCMC; and (iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCMC.

          (h)  Sections 3.2(e), 3.2(f), 5, 6, 8, 9, 10, 12, 14, and 18 and such other designated provisions in this Agreement stated to survive Closing or any termination of this Agreement shall survive Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

     3.3 TITLE AND SURVEY. Seller, at Seller's sole cost and expense, has obtained and delivered to Purchaser for Purchaser's review (a) a commitment for an ALTA owner's policy of title insurance on the Real Property issued by the Title Company, a copy of which title commitment is attached to this Agreement as EXHIBIT C-1 (the "Title Commitment"), along with a copy of each instrument listed as an exception thereon, and (b) the Existing Survey. During the Due Diligence Period, Purchaser shall have the right to arrange with the Title Company, at its sole cost and expense, to obtain any desired endorsements to its title insurance coverage which are available, if any, but Purchaser's ability to obtain such endorsements at the Closing as part of its title insurance coverage shall not become a condition upon Purchaser's obligations under this Agreement. Purchaser may elect to obtain at Purchaser's sole cost and expense an update to the Existing Survey (the "Updated Survey"). Purchaser shall have until the date which is fifteen (15) days after commencement of the Due Diligence Period for examination of the Title Commitment, all underlying documents and the Existing Survey (such date being referred to as the "Title Review Date") and the making of any objections thereto which shall be made in writing and delivered to Seller on or before the end of the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to receive the Updated Survey, then Purchaser shall have until the expiration of the Due Diligence Period for examination of the Updated Survey and the making of objections only to matters shown thereon that were not shown on the Existing Survey, such objections to be made in writing and delivered to Seller on or before the expiration of the Due Diligence Period. If Purchaser shall fail to make any such objections to the Updated Survey on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included as Permitted Exceptions. If any objections to (i) the Title Commitment or Existing Survey are made within the Title Review Period, or
(ii) the Updated Survey with respect to matters not shown on the Existing
Survey are made before the expiration of the Due Diligence Period, then
Seller shall notify Purchaser on or before five (5) business days after expiration of the Title Review Period or Due Diligence Period, whichever is applicable, of whether Seller will cure (by removal, endorsement or otherwise) such objections on or before the Closing Date; provided, however, that if Purchaser objects to any monetary liens or monetary encumbrances, then Seller shall be obligated to cause the Title Company to remove as an exception or endorse over such monetary liens or monetary encumbrances
(other than any such monetary liens or encumbrances created by Purchaser) on or before the Closing Date. If Seller does not notify Purchaser that Seller will cure (by removal, endorsement or otherwise) all of Purchaser's objections, then Purchaser shall have five (5) business days after receipt of Seller's notice to deliver notice to Seller of Purchaser's election to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligations to the other party, except for the Surviving Obligations. If Purchaser does not notify Seller of its election to terminate this Agreement on or before expiration of such five (5) business day period, then this Agreement shall remain in effect, Purchaser shall be deemed to have elected to waive the objection(s) which Seller will not cure and to consummate the transaction contemplated by this Agreement without any adjustment of the Purchase Price.
If any of the objections which Seller is to cure are not in fact cured by Seller by the scheduled Closing Date, then Purchaser may, as its only option, elect to either: (i) waive such objection(s) and consummate the transaction contemplated by this Agreement without any adjustment of the Purchase Price;
or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligations to the other party, except for the Surviving Obligations and any claim of Purchaser under Section 17(a) to damages based upon any default by Seller in its obligation, if any, to remove monetary liens and monetary encumbrances on the Property on or before the Closing Date. Purchaser has approved the schedule of reinsurance attached to this Agreement as EXHIBIT C-2, describing the reinsurance to be obtained by the Title Company with respect to Purchaser's ALTA owner's policy of title insurance.

     3.4 TENANT ESTOPPELS. Seller shall have delivered to Purchaser, no later than five (5) days prior to the Closing Date:

                (a) an estoppel certificate in substantially the form of EXHIBIT D-1 attached hereto from Nordstrom, Inc.. In this regard, Purchaser has requested that an estoppel certificate in substantially the form of EXHIBIT D-2 be initially submitted to Nordstrom, Inc. Seller has agreed to comply with Purchaser's request. However, Purchaser agrees to accept an estoppel certificate substantially in the form of Exhibit D-1;

               (b) an estoppel certificate in substantially the form of EXHIBIT E-1 attached hereto from CenterMark Properties, Inc. (formerly known as May Centers, Inc.). In this regard, Purchaser has requested that an estoppel certificate in substantially the form of EXHIBIT E-2 be initially submitted to CerterMark Properties, Inc.. Seller has agreed to comply with Purchaser's request. However, Purchaser agrees to accept an estoppel certificate substantially in the form of Exhibit E-1;

               (c) an estoppel certificate in substantially the form of EXHIBIT F attached hereto from The May Department Stores Company; and

                (d) estoppel certificates in either the form of EXHIBIT G-1 attached hereto or in the form of estoppel certificate required under such tenant's lease from (i) all tenants leasing seven thousand five hundred square feet (7,500) of gross leasable area of the Property or more, and (ii) tenants leasing at least seventy-five percent (75%) of the remaining square footage of the Property currently leased ("remaining square footage" means that the square footage leased by Nordstrom, Inc., and the tenants referred to in Subsection (i) above are excluded). In this regard, Purchaser has requested that an estoppel certificate in substantially the form of EXHIBIT G-2 be initially submitted to said tenants. Seller has agreed to comply with Purchaser's request. However, Purchaser agrees to accept an estoppel certificate substantially in the form of Exhibit G-1.

     Estoppel Certificates shall reflect information consistent in all material respects with the Leases and/or the REA Documents, as the case may be, but Seller shall not be in default under this Agreement or have any liability to Purchaser, if Seller is unable to obtain any of the foregoing described estoppel certificates. Estoppel certificates for temporary users (such as cart operators) with leases, licenses or other use agreements with terms of three (3) months or less remaining (a month to month lease, license or other use agreement shall be deemed to have less than three (3) months remaining) shall not be required.

     Seller agrees to deliver the estoppel certificates to CenterMark Properties, Inc., The May Department Stores Company, Nordstrom, Inc. and the other tenants as soon as reasonably possible following the commencement of the Due Diligence Period and no matter when any such estoppel certificate shall be completed and returned or when the Closing occurs, Purchaser shall not have the right to require any updated estoppel certificates in order for this condition to be satisfied. If the foregoing condition has not been satisfied in all material respects on or before the originally scheduled Closing Date, then Purchaser shall have the one-time right to extend the Closing Date for up to thirty (30) days to allow more time for this condition to be satisfied, which Purchaser may exercise, if at all, by delivering notice thereof to Seller and the Escrow Company on or before the originally scheduled Closing Date, in which case the Closing Date shall be the date which is five (5) business days after this condition has been satisfied (but in no event more than thirty (30) days after the originally scheduled Closing Date).

4.   CLOSING; CONDITIONS; DELIVERIES.

     4.1 TIME, PLACE AND MANNER OF CLOSING. The Closing shall be held on the Closing Date in the offices of Jeffer, Mangels, Butler & Marmaro, LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067 or at any other location mutually acceptable to the parties.

     4.2 CONDITION TO PARTIES' OBLIGATION TO CLOSE. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

          (a) The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

          (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered;

          (c) As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

          (d) Simultaneously with execution of this Agreement, Purchaser has delivered to Seller a fully executed original ERISA certificate in the form of EXHIBIT H attached hereto;

          (e) As a condition in favor of Purchaser, the Title Company shall be in a position to issue to Purchaser an ALTA 1970 Form B owner's policy of title insurance in conformance with Purchaser's approval pursuant to Section 3.3 in the amount of the Purchase Price showing title to the Real Property vested in Purchaser subject only to the Permitted Exceptions and any liens or encumbrances created by Purchaser; and

          (f)  As a condition in favor of Purchaser, neither Nordstrom, Inc.
nor The May Department Stores Company shall have permanently closed its store at the Westside Pavilion Shopping Center or filed or had filed against it a petition in bankruptcy or insolvency after expiration of the Due Diligence Period and prior to the Closing Date.

     4.3 DELIVERIES. At Closing each party shall execute and deliver to the other and/or the Escrow Company the following documents:

          (a)  Seller shall deliver to Purchaser and/or the Escrow Company:

               (i) a grant deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in EXHIBIT I attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

               (ii) a bill of sale duly executed by Seller and in substantially the same form as set forth in EXHIBIT J attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

               (iii) an assignment to Purchaser of the Leases duly executed by Seller and in substantially the same form as set forth in EXHIBIT K attached hereto;

               (iv) an assignment to Purchaser of the Service Contracts and other third party contracts pursuant to Section 5.8 hereof being assumed by Purchaser hereunder and licenses and permits affecting the Property (to the extent freely assignable), duly executed by Seller and in substantially the same form as set forth in EXHIBIT L attached hereto;

                (v) an assignment in recordable form to Purchaser of Seller's rights in the REA Documents duly executed by Seller, acknowledged, and in substantially the same form as set forth in EXHIBIT M attached hereto;

               (vi)      a non-foreign transferor certification pursuant to
Section 1445 of the Internal Revenue Code in substantially the same form as set forth on EXHIBIT N attached hereto and a State of California Form 590-RE (collectively, the "Affidavits"); and

               (vii) a certified resolution of Seller executed by its manager certifying that Seller has the legal power, right and authority to consummate the sale of the Property.

          (b)  Purchaser shall deliver to Seller or the Escrow Company:

               (i)  the Cash Balance, by wire transfer, as provided in Section
2.2 hereof;

               (ii) an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii), (iv) and (v); and

               (iii) a certified resolution of Purchaser certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

          (c)  Seller and Purchaser shall jointly deliver to the Escrow Company:

               (i) Approved closing statements, the form of which shall be prepared by the Escrow Company and submitted to the parties for their approval,

              (ii) All transfer declarations or similar documentation required by law;

               Purchaser shall deliver to the tenants:

               Letters to the tenants of the Property in the form of EXHIBIT O attached hereto; and

               Seller shall deliver to the other party to each Service Contract:

               Notices in substantially the form of EXHIBIT P attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

          (d) The Title Company shall deliver to Purchaser an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

     4.4 PERMITTED TERMINATION. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event of such a termination, except as otherwise provided in SECTION 17(b), the Earnest Money and all interest accrued thereon shall be promptly returned to Purchaser.

5. PRORATIONS. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

     5.1  Purchaser shall be credited with (i) the amount of (A) all rents and
(B) all expense contributions, real estate tax contributions, and other reimbursements from tenants and parties to the REA (collectively, "Tenant/REA Contributions") received by Seller and attributable to any month commencing after the Closing Date and (ii) all unapplied cash security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date.

     5.2 All rents and Tenant/REA Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants or parties to the REA of Tenant/REA Contributions for 1998, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant/REA Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the lease year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to bill tenants and parties to the REA for amounts due from them attributable to periods prior to Closing and diligently pursue collections from them and, as collected, to timely deliver to Seller reproration amounts due Seller.

     5.3 Percentage rent shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the actual days of ownership of the

Property. There shall be no adjustment for percentage rent payments until after the receipt of any percentage rent payments made by the respective tenants.

     5.4 Any amounts received from tenants or parties to the REA after Closing shall be applied on a payor by payor basis in the following order: (i) first on account of any amount then due Purchaser from such payor(s); (ii) next, on account of any amount due Seller from such payor(s) for the period up to and including the Proration Date; and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against any such payors after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents or REA contribution amounts have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date. Any money due to Seller shall be remitted to Seller within five (5) business days after the end of each month in which Purchaser receives such money.

     5.5 Operating expenses, including, without limitation, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

     5.6 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser's receipt of the actual tax bill for the tax year in question, if any; provided, however, that Purchaser shall be responsible for any supplemental real estate taxes resulting from the sale of the Property to Purchaser under the laws and regulations commonly referred to as California's Proposition 13. Seller reserves the right (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section, and
(b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, and if any such refund shall be paid to Purchaser, Purchaser shall immediately remit to Seller any portion thereof attributable to the period prior to the Closing Date; provided, however, that Seller shall promptly remit to Purchaser for payment by Purchaser to the tenants under Leases and Purchaser may deduct from any such refund paid to Purchaser for payment to the tenants under the Leases the amounts to which the tenants under Leases are entitled to receive under the terms of their respective Leases from such refund as a refund of payments previously made by such tenants pursuant to their respective Leases on account of real estate taxes on the Property. Purchaser shall cooperate with Seller in its efforts to obtain such refunds of taxes, including but not limited to delivery of authorization to the taxing authorities to make payment directly to Seller, notwithstanding the sale of the Property.

     5.7 Except for utilities billed directly to Tenants, utilities shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month's actual invoices.

     5.8 Seller shall be responsible for and pay for both: (a) the cost of all tenant improvements and tenant allowances, (b) all leasing commissions (excluding commissions hereafter due for the renewal, modification, extension of any lease, or arising from the exercise of any option contained in any lease), and (c) all space planning and legal costs (those matters listed under
(a), (b) and (c) are hereinafter collectively referred to as "Leasing Costs") due and payable under the current terms of any Leases now in effect and under any leases entered into by Seller prior to the Closing Date pursuant to Proposals listed on SCHEDULE 3 attached hereto as to which Seller has indicated on SCHEDULE 3 that it will be responsible for. Purchaser shall be responsible for and pay for all Leasing Costs due and payable as a result of leases made pursuant to: (i) any other Proposals listed on SCHEDULE 3, and (ii) any Proposal not listed on SCHEDULE 3 which Purchaser consents to, or is deemed to have consented to, as provided in Section 15. Unpaid Leasing Costs payable by Seller shall be credited to Purchaser at the Closing. Seller shall furnish
SCHEDULE 3 to Purchaser on or before five (5) business days after the date of execution and delivery of this Agreement by Seller and Purchaser, and Seller shall indicate on SCHEDULE 3 the party (either Seller or Purchaser) which will be responsible for the Leasing Costs with respect to each Proposal listed thereon, if the Closing occurs.

     5.9 All insurance policies and property management agreements shall be terminated as of the Closing Date, and there shall be no proration with respect to these items.

          All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment.

          Purchaser shall indemnify, protect and hold the Seller Indemnified Parties harmless from and against any and all claims, liabilities, losses, damages and costs (including reasonable attorney's fees, court costs and litigation expenses) (i) in connection with Purchaser's assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, and (ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

          Seller shall indemnify, protect and hold the Purchaser Indemnified Parties harmless from and against any and all claims, liabilities, losses, damages and costs (including reasonable attorney's fees, court costs and litigation expenses) (i) in connection with Seller's assumption of responsibility for the Leasing Costs as provided in SECTION 5.8 herein. The indemnity set forth in this immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

60   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.  Seller hereby represents, warrants and covenants as follows:

     6.1 POWER. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     6.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

     6.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

     6.4 VALIDITY. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

     6.5 CONFLICTS. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, and the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

     6.6 LEASES. Attached hereto as SCHEDULE 1 is a complete and accurate list of all leases, licenses and occupancy agreements and all amendments thereto relating to the Property, as of the date of this Agreement, which Schedule shall be updated by Seller prior to Closing, if necessary to make this representation correct, including the addition thereto of new leases executed after the date hereof through Closing which are approved or deemed approved by Purchaser as provided under Section 15.

     6.7 SERVICE CONTRACTS. Attached hereto as SCHEDULE 2 is a complete and accurate list of all service contracts, equipment leases and other agreements, and all amendments to the foregoing, relating to the Property, which Schedule shall be updated by Seller prior to Closing, if necessary to make this representation correct.

     6.8 NOTICES. Seller has not received any written notice that the Property, and all present uses and operations thereof, are in violation of any applicable zoning, or land-use laws.

     6.9 LITIGATION. Except as set forth on SCHEDULE 4, no litigation has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Property or Seller's ability to consummate the transaction contemplated by this Agreement. SCHEDULE 4 shall be updated by Seller prior to Closing, if necessary to make this representation accurate.

     6.10 ENVIRONMENTAL CONDITION. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser's review. The term "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement, including but not limited to the California Hazardous Waste Control Law, (California Health and Safety Code Sections 25100-25600), and the Porter-Cologne Water Quality Control Act (California Health and Safety Code Sections 13000 ET SEQ.). "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or
(viii) radioactive materials.

     6.11 REA. SCHEDULE 5 is a complete and accurate list of all documents comprising the REA Documents and all amendments thereto. Seller has not received any written notice of default of Seller under the REA Documents from any of the other parties thereto, with respect to which the default alleged therein has not previously been cured.

     6.12 NOTICES OF VIOLATIONS OF LAWS. To Seller's knowledge, it has not received any written notices of violations of laws with respect to the Property from any governmental authority having jurisdiction over the Property, which have not been cured or otherwise addressed to the satisfaction of the governmental authority which delivered it.

     6.13 COPIES OF DOCUMENTS. To Seller's knowledge, the copies of the documents delivered by Seller to Purchaser pursuant to SECTION 3.1 of this Agreement are correct and complete copies of such documents. However, nothing in this SECTION 6.13 shall be construed as a representation or warranty as to the truth or accuracy of any statements or information contained in such copies.

     6.14 EMINENT DOMAIN. To Seller's knowledge, no eminent domain proceeding is pending or threatened against the Property.

     6.15 EMPLOYEES. Seller does not have any employees working at the Property.

     6.16 LEASING COSTS. Except as set forth on SCHEDULE 3 and SCHEDULE 6 and any Leasing Costs for which Purchaser shall be responsible under the terms of SECTION 5.8 or for which Purchaser will receive a credit at Closing pursuant to SECTION 5.8, there are no leasing commissions which will be due or will become due after the Closing with respect to the Leases listed on SCHEDULE 1.

     6.17 INDEMNITY. Seller shall indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller notice of such claim on or before December 31, 1998.

As used in this Section 6, the term "to Seller's knowledge," "actual knowledge" or "best of Seller's knowledge" and any similar phrases referring to Seller's knowledge or actual knowledge (i) shall mean the actual knowledge of Larry Glickman and Howard Edelman and not to any other persons, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

     Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if any of the Purchaser Knowledge Persons had actual knowledge of such breach by Seller at Closing and Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser.

70   PURCHASE AS-IS.  EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET
FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY,

SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

80   PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.  Purchaser hereby represents, warrants and covenants as follows:

     8.1 POWER. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     8.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

     8.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

     8.4 VALIDITY. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

     8.5 CONFLICTS. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, and the consummation of the transactions herein contemplated, or referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

     8.6 LITIGATION. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

     8.7 INDEMNITY. Purchaser shall indemnify, protect, defend, and hold the Seller Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8 or the inaccuracy of the ERISA Certificate. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim on or before December 31, 1998.

90   CLOSING COSTS.  Seller shall pay the following expenses:  (i) the premium (less the amount of Twenty Nine Thousand Two Hundred Ten Dollars ($29,210) to be paid by Purchaser) for an ALTA owner's title policy in conformance with the terms and provisions of the Title Commitment in the amount of the Purchase Price, with the endorsements set forth in the Title Commitment and the reinsurance described in EXHIBIT C-2; (ii) the costs to obtain the Existing Survey; (iii) one-half (2) of all closing escrow fees, including "New York Style" closing fees; (iv) Seller's legal fees and expenses; and (v) the County of Los Angeles documentary transfer tax on the recordation of the Deed and one-half (2) of the City of Los Angeles documentary transfer tax on the recordation of the Deed. Purchaser shall pay the following expenses: (a) the costs for any additional endorsements to the title policy and any other reinsurance that Purchaser elects to obtain; (b) the sum of Twenty Nine Thousand Two Hundred Ten Dollars ($29,210) toward the premium for the ALTA owner's title policy; (c) the costs to obtain the Updated Survey; (d) one-half (2) of all closing escrow fees, including "New York Style" closing fees; (e) the fee for the recording of the Deed; (f) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (g) all costs and expenses associated with Purchaser's financing, if any; (h) Purchaser's legal fees and expenses; and (i) one-half
(2) of the City of Los Angeles documentary transfer tax on the recordation of the Deed. The provisions of this SECTION 9 shall survive Closing or any termination of this Agreement.

100 COMMISSIONS. Seller shall be solely responsible for the payment of the commission to Eastdil Realty Inc, pursuant to a separate agreement with Eastdil Realty, Inc. Seller and Purchaser each warrant and represent to the other that (other than Eastdil Realty, Inc.) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify, defend and hold the other and their respective advisors (including HCMC) harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this
Section 10 shall survive Closing.

110 NEW YORK STYLE CLOSING. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up Title Commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser shall each provide any undertaking to the Title Company necessary to accommodate the New York Style Closing.

120 ATTORNEYS' FEES AND COSTS. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. This Section 12 shall survive the termination of this Agreement and the Closing.

130 NOTICE. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause
(i) above, (y) the day of receipt if delivered pursuant to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (New York City, New York Time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

     Notices to Seller copy to:         JEFFER, MANGELS, BUTLER & MARMARO LLP
                                        2121 Avenue of the Stars, 10th Floor
                                        Los Angeles, CA  90067
                                        ATTN: Myron Meyers, Esq.
                                        Jeffrey E. Steiner, Esq.
                                        Facsimile no. (310) 203-0567


     Notices to Purchaser copy  to:     Richard Bayer, Esq.
                                        c/o The Macerich Company
                                        401 Wilshire Boulevard, Suite 700
                                        Santa Monica, CA  90401
                                        Facsimile no. (310) 395-2791


140  FIRE OR OTHER CASUALTY; CONDEMNATION.

     14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date and either (a) the cost of repair (as determined by an insurance adjuster selected by the insurance carriers) would exceed One Million Dollars ($1,000,000), or (b) the casualty is not covered by Seller's property insurance (the existence of a deductible amount in such coverage shall not be deemed to make a casualty uncovered), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or does not have a right to terminate this Agreement based upon the damage, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty (including for loss of rents occurring after the Closing) remaining after reimbursement to Seller, for the total amount of all costs and expenses incurred by Seller in connection therewith, including but not limited to loss of rents for the period prior to the Closing, and costs and expenses of making emergency repairs, securing the Property and complying with applicable governmental requirements. In such case, at the Closing, Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

     14.2 If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

150 OPERATIONS AFTER DATE OF THIS AGREEMENT. Seller covenants and agrees with Purchaser that:

     (a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

          (i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

          (ii) Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

         (iii) Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices;

          (iv) Fully comply with the terms of all the Leases, Service Contracts and REA Documents;

           (v) Refrain from offering the Property for sale or marketing the same;

          (vi) Deliver to Purchaser copies of all leases entered into after the date hereof and copies of all Proposals (as defined in Section 15(b) below) with respect to which no lease has been executed and which has not expired or been withdrawn, except as provided otherwise in Section 15(b) below; and

         (vii) Maintain in effect its existing property insurance (including loss of rents coverage) on the Property or equivalent coverages under new policies; and

        (viii) Refrain from amending, modifying or terminating any of the REA Documents.

     (b) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein) refrain from (i) amending any Leases of any portion of the Property without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed), (ii) canceling any of such Leases without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed), or (iii) executing any new leases without Purchaser's consent (which shall not be unreasonably withheld, conditioned or delayed). If Seller desires to enter into a new lease or a lease amendment, Seller shall be required to first submit to Purchaser for its consent, which shall not be unreasonably withheld or conditioned, a Proposal (hereafter defined) with respect to such new lease or amendment. Purchaser shall have five
(5)
days from its receipt of a Proposal to notify Seller in writing of its consent or rejection of any such Proposal. If no such notice is received by Seller within such period, then Purchaser shall be deemed to have consented to any such Proposal.  Seller shall also be required to submit to Purchaser for its consent, which shall not be unreasonably withheld or conditioned, the proposed new lease or proposed lease amendment. Purchaser shall have five (5) days from its receipt of a proposed new lease or proposed lease amendment to notify Seller in writing of its consent or rejection of any such new lease or lease amendment. If no such notice is received by Seller within such period, then Purchaser shall be deemed to have consented to any such new lease or
lease amendment.   As used herein, "Proposal" shall mean a description of the economic terms of any proposed lease or amendment along with any financial information on the tenant in Seller's possession (the "Proposal").
Purchaser has consented to the Proposals set forth on SCHEDULE 3, and no further consent to such Proposals by Purchaser shall be required. With respect to new leases submitted to Purchaser for its consent as to which a Proposal was either shown on SCHEDULE 3 or consented to or deemed consented to by Purchaser, Purchaser may not use as a basis for reasonably withholding its consent any of the terms of the new lease which are consistent with the terms of the Proposal.

160 ASSIGNMENT. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason, except that Purchaser shall have the right to assign this Agreement to an Affiliate of Purchaser without Seller's consent, if at least five (5) business days prior to the Closing Date, Purchaser delivers to Seller the documents described in (i) and (ii) below duly executed by Purchaser and Purchaser's Affiliate, as applicable. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Seller's consent to any such assignment shall be conditioned upon Seller's receipt of the following not less than five (5) business days prior to the Closing Date: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller, and (ii) an ERISA certificate, in the form attached hereto as EXHIBIT H and the content of which is satisfactory to Seller.

170  REMEDIES.

     (a) (i) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY BREACH BY SELLER ("SELLER'S DEFAULT"), SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) DAMAGES IN AN AMOUNT NOT TO EXCEED THREE MILLION DOLLARS ($3,000,000) IN THE AGGREGATE FOR ALL RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN
SECTION 19 HEREOF), PROVIDED THAT THIS PROVISION SHALL NOT LIMIT PURCHASER'S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEY'S FEES AND TO PURSUE AND RECOVER ON ANY CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS; IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR

ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. EXCEPT AS PERMITTED IN SECTION 17(a)(ii), PURCHASER SHALL NOT RECORD, OR HAVE THE RIGHT TO RECORD, A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

          (ii) PURCHASER SHALL (A) NOTIFY SELLER IN WRITING OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE (45) DAYS AFTER THE DATE OF A SELLER'S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF PURCHASER'S NOTICE. UPON INSTITUTING SUCH PROCEEDINGS FOR SPECIFIC PERFORMANCE, PURCHASER MAY RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY. PURCHASER'S NOTIFICATION TO SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE SHALL CONSTITUTE A WAIVER OF PURCHASER'S RIGHT TO DAMAGES UNDER SECTION 17(a)(i)(B) OR OTHERWISE.

          (iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE , OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

          (iv) NOTWITHSTANDING ANYTHING IN THIS SECTION 17(a) TO THE CONTRARY, FAILURE OF A CONDITION PRECEDENT (AS SUCH TERM IS DEFINED IN SECTION
3) SHALL BE CONSIDERED AN INVOLUNTARY BREACH  UNDER THIS SECTION 17(a).

     (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED

DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE ESCROW COMPANY UPON RECEIPT OF WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

     SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:                            PURCHASER:
WESTPAL L.L.C.                     MR WESTSIDE LIMITED
                                   PARTNERSHIP

By HRC-LLC, Inc., its manager      By Macerich Westside GP Corp., its
                                   general partner

By:                                By:
   --------------------------         ----------------------------
Name: Howard J. Edelman          Name: Richard A. Bayer
Its: Vice President              Its:  General Counsel & Secretary

180  MISCELLANEOUS.

     18.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

     18.2 TIME. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation contemplated hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

     18.3 COUNTERPART EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     18.4 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF CALIFORNIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

     18.5 PUBLICITY. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction; provided, however, that either party may make such public disclosures concerning this transaction as may be required of it by law or the regulations of the New York Stock Exchange.

     18.6 RECORDATION. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

     18.7 BENEFIT. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement with respect to the Seller Indemnified Parties and Purchaser Indemnified Parties, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

     18.8 SECTION HEADINGS. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

     18.9 FURTHER ASSURANCES. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

     18.10 SEVERABILITY. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     18.11 WAIVER OF TRIAL BY JURY. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

     18.12     INDEPENDENT COUNSEL.  Purchaser and Seller each acknowledge that:
(a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

     18.13 GOVERNMENTAL APPROVALS. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

     18.14 NO WAIVER. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

     18.15 DISCHARGE AND SURVIVAL. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations.

No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

     18.16 ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, any of the other Purchase Documents (as hereafter defined) or the Property, the prevailing party shall be entitled to recover its reasonable attorney's fees, court costs and litigation expenses. This Section 18.16 shall survive the termination of this Agreement and the Closing.

     18.17     INDEMNIFICATION.  If the Closing occurs:

                    A. Seller will indemnify, defend, and hold harmless the Purchaser Indemnified Parties against any claims and liabilities of third parties for bodily injury, death and damage to property arising prior to the Closing occurring in, on or about the Property. Purchaser shall deliver notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding by any party for which indemnification is sought hereunder promptly after Purchaser itself receives notice thereof.

                    B. Purchaser will indemnify, defend, and hold harmless the Seller Indemnified Parties against any claims and liabilities of third parties for bodily injury, death and damage to property arising after the Closing occurring in, on or about the Property. Seller shall deliver notice to Purchaser of the assertion of any claim, or the commencement of any suit, action or proceeding by any party for which indemnification is sought hereunder promptly after Seller itself received notice thereof.

This Section 18.17 shall survive the Closing.

190 EXCULPATION OF SELLER AND RELATED PARTIES. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall be limited to an amount not to exceed Three Million Dollars ($3,000,000) in the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCMC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

200  MEMBERS CONSENTS.   NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN
ANY OF THE PROVISIONS OF THIS AGREEMENT, the obligation of Seller to consummate the transaction contemplated by this Agreement is EXPRESSLY CONTINGENT UPON AND SUBJECT TO the prior written consent and approval of each of the members of Seller within thirty (30) days from the date of this Agreement.

      In this regard, (i) no representation or warranty has been made to Purchaser that the consent of all members of Seller can or will be obtained, and
(ii) Seller shall incur no liability or obligation to Purchaser for failure to obtain the written consent of all members of Seller.

     Seller shall notify Purchaser in writing as, if and when the written consent of all of the members of Seller has been obtained. If Seller fails to notify Purchaser within thirty (30) days from the date of this Agreement that the consent of all of the members of Seller has been granted (unless the time for obtaining said consents has been extended in writing by Purchaser and Seller), it shall be deemed for all purposes that the written consent of all members of Seller has not been obtained. In such event, this Agreement shall thereafter be immediately terminated, and each of the parties hereto shall have no further liability or obligation each unto the other.

     Until such time that Seller obtains the prior timely written consents of all of the members of Seller or notifies Purchaser that the transaction contemplated by this Agreement has not been approved by the members, Seller covenants and agrees to (i) immediately withdraw the Property from the sales market, (ii) refrain from soliciting offers or making offers with respect to the sale of the Property with any third party, (iii) deal exclusively with Purchaser with respect to the sale of the Property, and (iv) give written notice to Eastdil Realty, Inc., as Seller's broker, to comply with the provisions of subsections (i), (ii), and (iii) above.

21.  MUTUAL COOPERATION.     Seller and Purchaser each covenant and agree that
each will, from time to time, upon written request, without expense and without the assumption of any additional liability thereby, execute and deliver to each other or its successors or assigns, any new or confirmatory instruments, and do and perform other reasonable acts which either shall reasonably request in order to fully assign and/or transfer and/or vest, and/or assume, and/or protect, as the case may be, the respective rights and/or obligations of each party and otherwise realize and enjoy the rights and benefits contemplated by this Agreement and the documents contemplated thereby. This Section 21 shall survive the Closing.


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

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

                              SELLER:

                              WESTPAL L.L.C., a Delaware limited liability company

                                   By HRC-LLC, Inc., a Wyoming corporation, its manager

                                   By: /s/ Howard J. Edelman
                                      ----------------------------
                                   Name: Howard J. Edelman
                                   Its:  Vice President


                              PURCHASER:

                              MR WESTSIDE LIMITED PARTNERSHIP,
                              a California limited partnership

                                   By:  Macerich Westside GP Corp.,
                                   a Delaware corporation, its general
                                   partner


                                   By: /s/ Richard A. Bayer
                                      ---------------------------------
                                   Name:  Richard A. Bayer
                                   Its:   General Counsel & Secretary